KPMG AS

Forusparken 2
Postboks 57
4064 Stavanger

Consent of Independent Registered Public Accounting Firm

The board of directors
Equinor ASA

We consent to the incorporation by reference in the registration statement (No. 333-168426) on Form S-8 of Equinor ASA, in the registration statement (No. 333-239808) on Form F-3ASR of Equinor ASA, and in the registration statement (No. 333-239808-01) on Form F-3ASR of Equinor Energy AS of our report dated 5 March 2019, except as to the revisions to segment reporting in Note 3, as to which the date is 14 March 2021, with respect to the consolidated statements of income, comprehensive income, changes in equity and cash flows of Equinor ASA and subsidiaries for the year ended 31 December 2018, and the related notes (collectively the "consolidated financial statements"), before the effects of adjustments to retrospectively apply the change in reclassification of Physically settled commodity derivatives as presented in Note 3 and retrospectively apply the disaggregation of Natural gas revenues in Note 3, which report appears in the 31 December 2020 annual report on Form 20-F of Equinor ASA.

Our report with respect to the 2018 consolidated financial statements refers to a change in policy for lifting imbalances and to revisions to segment reporting.

/s/ KPMG AS

Stavanger, Norway
19 March 2021